Exhibit 99.1

For more information:	Investor Relations:
David Reeder	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI 650-357-3500	415-445-3235

EFI Reports Record Fourth Quarter and Full Year 2013 Results

•	Q4 2013 Revenue Increases 13% to a Record $197 Million
•	Q4 2013 Non-GAAP Net Income Increases 20%
•	Q4 2013 Double-Digit Growth in All Business Segments & Regions
•	FY 2013 Revenue Increases 12% to a Record $728 Million
•	FY 2013 Non-GAAP Net Income Increases 25%

Fremont, Calif. – January 28, 2014 – Electronics For Imaging, Inc. (Nasdaq: EFII), a world leader in customer-focused digital printing innovation, today announced its results for the fourth quarter and full year of 2013.

For the quarter ended December 31, 2013, the Company reported record revenue of $197.2 million, up 13% compared to fourth quarter 2012 revenue of $174.1 million. Fourth quarter 2013 non-GAAP net income was $23.8 million or $0.49 per diluted share, up 20% and 17%, respectively, compared to non-GAAP net income of $19.8 million or $0.42 per diluted share for the same period in 2012. GAAP net income was $75.2 million or $1.54 per diluted share, up 33% and 29%, respectively, compared to $56.6 million or $1.19 per diluted share for the same period in 2012.

For the twelve months ended December 31, 2013, the Company reported record revenue of $727.7 million, up 12% year-over-year compared to $652.1 million for the same period in 2012. Non-GAAP net income was $76.6 million or $1.58 per diluted share, up 25% and 22%, respectively, compared to non-GAAP net income of $61.5 million or $1.29 per diluted share for the same period in 2012. GAAP net income was $109.1 million or $2.26 per diluted share, up 31% and 30%, respectively, compared to GAAP net income of $83.3 million or $1.74 per diluted share for the same period in 2012.

“The EFI team delivered a record fourth quarter with strong execution, driving double-digit growth across all segments and regions and capping a terrific 2013,” said Guy Gecht, Chief Executive Officer of EFI. “Looking ahead, we are excited about our opportunities from the ongoing migration of analog to digital printing, and continue to be very focused on helping customers become more productive and competitive.”

EFI will discuss the Company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About EFI

EFI™ (www.efi.com) is a worldwide provider of products, technology, and services leading the transformation of analog to digital imaging. Based in Silicon Valley with offices around the globe, the company’s powerful integrated product portfolio includes digital front-end servers; superwide, wide-format, label, and ceramic inkjet presses and inks; production workflow, web-to-print, and business automation software; and office, enterprise, and mobile cloud solutions. These products allow users to produce, communicate and share information in an easy and effective way, and enable businesses to increase their profits, productivity, and efficiency.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as “anticipate”, “believe”, “consider”, “continue”, “estimate”, “expect”, and “plan” and statements in the future tense are forward looking statements. The statements in this press release that could be deemed forward-looking statements include statements regarding EFI’s strategy, plans, expectations regarding its revenue growth, product portfolio, productivity, future opportunities for EFI and its customers, demand for products, and any statements or assumptions underlying any of the foregoing.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results. Potential risks and uncertainties include, but are not necessarily limited to, unforeseen expenses; the difficulty of aligning expense levels with revenue; management’s ability to forecast revenues, expenses and earnings; any world-wide financial and economic difficulties and downturns; adverse tax-related matters such as tax audits, changes in our effective tax rate or new tax legislative proposals; the unpredictability of development schedules and commercialization of products by the leading printer manufacturers and declines or delays in demand for our related products; changes in the mix of products sold; the uncertainty of market acceptance of new product introductions; intense competition in each of our businesses, including competition from products developed by EFI’s customers; challenge of managing asset levels, including inventory and variations in inventory levels; the uncertainty of continued success in technological advances; the challenges of obtaining timely, efficient and quality product manufacturing and supply of components; litigation involving intellectual property rights or other related matters; our ability to successfully integrate acquired businesses; the uncertainty regarding the amount and timing of future share repurchases by EFI and the origin of funds used for such repurchases; the market prices of EFI’s common stock prior to, during and after the share repurchases; any disruptions in our operations, the difficulty to retain employees, and additional expenses that we may incur as a result of our relocation to the Fremont campus; the compliance with the new requirements regarding the “conflict minerals,” if they are found to be used in our products, and any other risk factors that may be included from time to time in the Company’s SEC reports.

The statements in this press release are made as of the date of this press release. EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Risk Factors” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at www.efi.com.

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use non-GAAP measures of net income and earnings per diluted share that are GAAP net income and GAAP earnings per diluted share adjusted to exclude certain recurring and non-recurring costs, expenses and gains. A reconciliation of the adjustments to GAAP results for the three months and year ended December 31, 2013 and 2012 is provided below. In addition, an explanation of how management uses non-GAAP financial information to evaluate its business, the substance behind management’s decision to use this non-GAAP financial information, the material limitations associated with the use of non-GAAP financial information, the manner in which management compensates for those limitations, and the substantive reasons management believes that this non-GAAP financial information provides useful information to investors is included under “About our Non-GAAP Net Income and Adjustments” after the tables below.

These non-GAAP measures are not in accordance with or an alternative to GAAP and may be materially different from other non-GAAP measures, including similarly titled non-GAAP measures, used by other companies. The presentation of this additional information should not be considered in isolation from, as a substitute for, or superior to, net income or earnings per diluted share prepared in accordance with GAAP.

Electronics For Imaging, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenue	$197,213	$174,105	$727,693	$652,137
Cost of revenue	91,103	79,820	332,527	297,316

Gross profit	106,110	94,285	395,166	354,821
Operating expenses (gains):
Research and development	32,944	30,103	128,124	120,298
Sales and marketing	35,450	32,035	137,583	125,513
General and administrative	10,246	13,893	47,755	50,727
Amortization of identified intangibles	4,798	5,160	19,438	18,594
Restructuring and other	737	1,273	4,834	5,803
Gain on sale of building and land	(117,562)	—	(117,216)	—

Total operating expenses (gains)	(33,387)	82,464	220,518	320,935

Income from operations	139,497	11,821	174,648	33,886
Interest and other income (expense), net	608	336	(1,510)	1,137

Income before income taxes	140,105	12,157	173,138	35,023
Benefit from (provision for) income taxes	(64,924)	44,462	(64,031)	48,246

Net income	$75,181	$56,619	$109,107	$83,269

Fully Diluted EPS calculation
Net income	$75,181	$56,619	$109,107	$83,269

Net income per diluted common share	$1.54	$1.19	$2.26	$1.74

Shares used in diluted per share calculation	48,774	47,566	48,359	47,734

Electronics For Imaging, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income	$75,181	$56,619	$109,107	$83,269

Amortization of identified intangibles	4,798	5,160	19,438	18,594
Stock based compensation – Cost of revenue	482	367	1,817	1,193
Stock based compensation – Research and development	2,044	1,532	7,568	5,719
Stock based compensation – Sales and marketing	1,362	915	4,500	3,320
Stock based compensation – General and administrative	3,174	2,572	11,886	9,490
Restructuring and other	737	1,273	4,834	5,803
Gain on sale of building and land	(117,562)	—	(117,216)	—
General and administrative:
Acquisition-related transaction costs	597	993	1,433	2,200
Change in fair value of contingent consideration	(5,340)	44	(5,743)	(1,360)
Litigation settlements	202	—	(3,075)	256
Sublease income related to our deferred property sale	(341)	(480)	(3,080)	(480)
Depreciation expense related to our deferred property sale	137	273	1,367	273
Interest and other income (expense), net:
Interest expense related to our deferred property sale	52	584	1,851	584
Gain on sale of minority investment in a privately-held company	(75)	—	(75)	—

Tax effect of non-GAAP adjustments	58,395	(50,022)	42,016	(67,375)

Non-GAAP net income	$23,843	$19,830	$76,628	$61,486

Non-GAAP net income per diluted common share	$0.49	$0.42	$1.58	$1.29

Shares used in per share calculation	48,774	47,566	48,359	47,734

Electronics For Imaging, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$177,084	$283,996
Short-term investments	177,957	80,966
Accounts receivable, net	130,717	135,110
Inventories	68,345	58,343
Other current assets	46,471	74,877

Total current assets	600,574	633,292
Property and equipment, net	84,829	86,582
Goodwill	233,203	219,456
Intangible assets, net	68,722	80,244
Other assets	39,320	55,397

Total assets	$1,026,648	$1,074,971

Liabilities & Stockholders’ equity
Accounts payable	$75,132	$63,446
Deferred proceeds from property transaction	—	180,216
Accrued and other liabilities	121,084	119,247
Income taxes payable	4,917	7,562

Total current liabilities	201,133	370,471
Imputed financing obligation	11,500	—
Contingent and other liabilities	6,815	17,742
Deferred tax liabilities	6,738	6,210
Long term taxes payable	33,012	29,755

Total liabilities	259,198	424,178
Total stockholders’ equity	767,450	650,793

Total liabilities and stockholders’ equity	$1,026,648	$1,074,971

Note: In accordance with ASC 805, we revised previously issued financial information to reflect adjustments to the accounting for business acquisitions as if they occurred on the acquisition date. Accordingly, we have increased goodwill and accrued and other liabilities by $1.2 million at December 31, 2012 to reflect opening balance sheet adjustments related to our acquisitions of Cretaprint, OPS, and Technique.

Electronics For Imaging, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$109,107	$83,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,830	27,032
Deferred taxes	53,397	(52,821)
Tax benefit from employee stock plans	6,868	417
Excess tax benefit from stock-based compensation	(7,024)	(1,360)
Stock-based compensation	25,770	19,721
Provisions for inventory obsolescence	4,508	3,231
Provisions for bad debts and sales-related allowances	9,595	3,250
Contingent consideration payments related to businesses acquired	(1,563)	—
Gain on sale of building and land, net of relocation costs paid	(118,492)	—
Other non-cash charges and adjustments, net of effect of acquired companies	(4,085)	2,777
Changes in operating assets and liabilities	(17,572)	(32,162)

Net cash provided by operating activities	89,339	53,354

Cash flows from investing activities:
Purchases of short-term investments	(145,088)	(64,528)
Proceeds from sales and maturities of short-term investments	47,375	80,992
Purchases, net of proceeds from sales, of property and equipment	(49,815)	(6,147)
Proceeds from sale of building and land, net of direct transaction costs	91	179,173
Businesses purchased, net of cash acquired	(14,688)	(61,591)
Proceeds from sale of minority investment in a privately held company	75	—
Proceeds from notes receivable of acquired businesses	188	5,216

Net cash provided by (used for) investing activities	(161,862)	133,115

Cash flows from financing activities:
Proceeds from issuance of common stock	12,303	18,958
Purchases of treasury stock and net share settlements	(35,735)	(35,176)
Repayment of debt assumed through business acquisitions	(1,860)	(6,914)
Contingent consideration payments related to businesses acquired	(15,122)	(969)
Excess tax benefit from stock-based compensation	7,024	1,360

Net cash used for financing activities	(33,390)	(22,741)

Effect of foreign exchange rate changes on cash and cash equivalents	(999)	210

Increase (decrease) in cash and cash equivalents	(106,912)	163,938
Cash and cash equivalents at beginning of year	283,996	120,058

Cash and cash equivalents at end of year	$177,084	$283,996

Electronics For Imaging, Inc.

Revenue by Operating Segment and Geographic Area

(in thousands)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenue by Operating Segment
Industrial Inkjet	$99,191	$86,219	$354,614	$320,228
Productivity Software	33,639	29,423	118,409	103,466
Fiery	64,383	58,463	254,670	228,443

Total	$197,213	$174,105	$727,693	$652,137

Revenue by Geographic Area
Americas	$115,321	$102,762	$412,127	$354,114
EMEA	55,446	47,574	207,665	195,397
APAC	26,446	23,769	107,901	102,626
Japan	4,594	5,580	21,977	27,870
APAC, ex Japan	21,852	18,189	85,924	74,756

Total	$197,213	$174,105	$727,693	$652,137

About our Non-GAAP Net Income and Adjustments

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial results prepared in accordance with GAAP, we use non-GAAP measures of net income and earnings per diluted share that are GAAP net income and GAAP earnings per diluted share adjusted to exclude certain recurring and non-recurring costs, expenses, and gains.

We believe that the presentation of non-GAAP net income and non-GAAP earnings per diluted share provides important supplemental information regarding non-cash expenses and significant recurring and non-recurring items that we believe are important to understanding financial and business trends relating to our financial condition and results of operations. Non-GAAP net income and non-GAAP earnings per diluted share are among the primary indicators used by management as a basis for planning and forecasting future periods and by management and our Board of Directors to determine whether our operating performance has met specified targets and thresholds. Management uses non-GAAP net income and non-GAAP earnings per diluted share when evaluating operating performance because it believes the exclusion of the items described below, for which the amounts and/or timing may vary significantly depending on the Company’s activities and other factors, facilitates comparability of the Company’s operating performance from period to period. We have chosen to provide this information to investors so they can analyze our operating results in the same way that management does and use this information in their assessment of our business and the valuation of our Company.

Use and Economic Substance of Non-GAAP Financial Measures

We compute non-GAAP net income and non-GAAP earnings per diluted share by adjusting GAAP net income and GAAP earnings per diluted share to remove the impact of recurring amortization of acquisition-related intangibles and stock-based compensation expense, as well as restructuring-related and non-recurring charges and gains and the tax effect of these adjustments. Such non-recurring charges and gains include acquisition-related transaction expenses and the costs to integrate such acquisitions into our business, changes in the fair value of contingent consideration, litigation settlement charges and credits, gain on sale of our corporate headquarters building and related land, and imputed interest expense and depreciation, net of accrued sublease income and capitalized interest, related to the sale of our corporate headquarters facility and related land.

These excluded items are described below:

•	Recurring charges and gains, including:

•	Amortization of acquisition-related intangibles. Intangible assets acquired to date are being amortized on a straight-line basis. Post-acquisition non-competition agreements are amortized over their term.

•	Stock-based compensation expense recognized in accordance with ASC 718, Stock-based Compensation.

•	Non-recurring charges and gains, including:

•	Restructuring and other consists of:

•	Restructuring charges incurred as we consolidate the number and size of our facilities and, as a result, reduce the size of our workforce.

•	Acquisition-related executive deferred compensation costs, which are dependent on the continuing employment of a former shareholder of an acquired company, are being amortized on a straight-line basis.

•	Expenses incurred to integrate businesses acquired during the periods reported.

•	Acquisition-related transaction costs associated with businesses acquired during the periods reported and anticipated transactions.

•	Changes in fair value of contingent consideration. Our management determined that we should analyze the total return provided by the investment when evaluating operating results of an acquired entity. The total return consists of operating profit generated from the acquired entity compared to the purchase price paid, including the final amounts paid for contingent consideration without considering any post-acquisition adjustments related to changes in the fair value of the contingent consideration. Because our management believes the final purchase price paid for each acquisition reflects the accounting value assigned to both contingent consideration and to the intangible assets, we exclude the GAAP impact of any adjustments to the fair value of acquisition-related contingent consideration from the operating results of an acquisition in subsequent periods. We believe this approach is useful in understanding the long-term return provided by our acquisitions and that investors benefit from a supplemental non-GAAP financial measure that excludes the impact of this adjustment.

•	Imputed net expenses related to sale of building and land. On November 1, 2012, we sold the 294,000 square foot building located at 303 Velocity Way in Foster City, California, which at that time served as our corporate headquarters, along with approximately four acres of land and certain other assets related to the property, to Gilead Sciences, Inc. for $179.7 million. We used the facility until October 31, 2013, for which period rent was not required to be paid. This constituted a form of continuing involvement that prevented gain recognition. Until we vacated the building, the proceeds from the sale were recognized as deferred proceeds from property transaction on our condensed consolidated balance sheet, which were $183.2 million, including imputed interest costs, at October 31, 2013. Imputed interest expense and depreciation, net of accrued sublease income, of $1.6 million had been accrued at October 31, 2013, related to the deferred property transaction, partially offset by capitalized interest of $1.1 million related to the Fremont facility.

•	On November 1, 2012, we sold the aforementioned building and land to Gilead for $179.7 million. We used the facility until October 31, 2013, while searching for a new facility, building it out, and relocating our corporate headquarters, for which period rent was not required to be paid. Because we vacated the facility on October 31, 2013, we have no continuing involvement with the property and have accounted for the transaction as a property sale during the fourth quarter of 2013, thereby recognizing a gain of approximately $117 million on the sale of the property.

•	Gain on sale of minority investment in a privately-held company. Other investments, included within other assets, consist of equity and debt investments in privately-held companies that develop products, markets, and services considered to be strategic to us. We sold one of these investments in 2013 for $0.1 million, which had been fully reserved in prior years, because it was no longer considered to be strategic.

•	In conjunction with our acquisition of Cretaprint, which closed on January 10, 2012, we assumed a contingent liability related to the alleged infringement of certain patents owned by Jose Vicente Tomas Claramonte, the President of Kerajet. Because the former owners of Cretaprint agreed to indemnify EFI against any potential liability in the event that Mr. Claramonte were to prevail in his action against Cretaprint, we accrued a contingent liability based on a reasonable estimate of the legal obligation that was probable as of the acquisition date and we accrued a contingent asset based on the portion of any liability for which the former Cretaprint owners would indemnify EFI. The net obligation accrued in the opening balance sheet on the acquisition date was EU 2.5 million (or approximately $3.3 million). The Spanish Court of Appeal reached a final determination on July 15, 2013, which resulted in EFI having no liability related to any potential infringement of the Claramonte patent. Because this matter is no longer subject to appeal, we have reversed this liability in 2013 by recognizing a credit against general and administrative expense.

•	In 2013, we settled pre-acquisition litigation-related indemnification claims of $0.2 million. In 2012, we settled a dispute with the lessor of a facility in the U.K. for $0.5 million, which was partially offset by the receipt of an additional $0.2 million in insurance proceeds, net of legal fees and costs, related to our previously disclosed settlement of the shareholder derivative litigation concerning our historical stock option granting practices.

•	Tax effect of non-GAAP adjustments

•	After excluding the items described above, we apply the principles of ASC 740, Income Taxes, to estimate the non-GAAP income tax benefit (provision) in each jurisdiction in which we operate.

•	To facilitate comparability of our operating performance between 2013 and 2012, we have excluded the following from our non-GAAP net income:

•	Tax benefit of $43.6 million during the year ended December 31, 2012 resulting from a capital loss related to the liquidation of a wholly-owned subsidiary.

•	Tax benefit of $6.5 million during the year ended December 31, 2012 resulting from the increase in value of acquired intangibles for tax purposes due to an operational restructuring in Spain.

•	Tax charge of $19.8 million during the year ended December 31, 2013 resulting from the establishment of a valuation allowance related to the realization of tax benefits from existing California deferred tax assets.

•	Tax benefit of $6.0 and $11.8 million for the years ended December 31, 2013 and 2012, respectively, resulting from the release of previously unrecognized tax benefits resulting from the expiration of U.S. federal and state statutes of limitations.

•	Tax benefit of $3.2 and $0.2 million for the year ended December 31, 2013, resulting from the retroactive renewal of both the 2012 U.S. federal research and development tax credit and certain international tax provisions, respectively, on January 2, 2013. The tax benefit for these items had been previously recognized in our non-GAAP net income for the year ended December 31, 2012.Interest expense accrued (released) on prior year tax reserves of $(0.1) and $0.3 million for the years ended December 31, 2013 and 2012, respectively.

•	Please note that starting in Q1 2014 and continuing for the balance of the year, we will be using a constant Non-GAAP tax rate of 19%, which we believe reflects the long term average tax rate based on our tax structure and geographic distribution of revenue and profits.

Usefulness of Non-GAAP Financial Information to Investors

These non-GAAP measures are not in accordance with or an alternative to GAAP and may be materially different from other non-GAAP measures, including similarly titled non-GAAP measures, used by other companies. The presentation of this additional information should not be considered in isolation from, as a substitute for, or superior to, net income or earnings per diluted share prepared in accordance with GAAP. Non-GAAP financial measures have limitations as they do not reflect certain items that may have a material impact upon our reported financial results. We expect to continue to incur expenses of a nature similar to the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP net income and non-GAAP earnings per diluted share should not be construed as an inference that these costs are unusual, infrequent, or non-recurring.